Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES,
PRIVILEGES AND RESTRICTIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
BLUE EARTH, INC.

(Pursuant to NRS 78.1955)

Blue Earth, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), by the undersigned Johnny R. Thomas, President and John C. Francis, Secretary, respectively, do hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) on September 1, 2011, pursuant to authority of the Board of Directors as required by Section 78.1955 of the NRS:

WHEREAS, the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation on September 1, 2011, pursuant to authority granted to and expressly vested in it by the provisions of the Articles of Incorporation of the Corporation.  In accordance with the provisions of Article Third of the Articles of Incorporation of the Corporation filed on November 6, 2010, which created and authorized twenty-five million (25,000,000) shares of preferred stock of the Corporation, par value $.001 per share (the “Preferred Stock”), of which no shares are currently issued and outstanding, so that all 25,000,000 shares of Preferred Stock have the status of authorized but unissued shares and are available for issuance, the Board of Directors hereby establishes a new series of Preferred Stock, the Series A Convertible Preferred Stock, to consist of 300,000 shares, and hereby fixes the powers, designation, preferences, relative, participating, optional and other rights of such series of Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, in addition to those set forth in said Article Third, as follows:

“Series A Preferred Stock.”
1.           Number Authorized and Designation.  Of the 25,000,000 shares of preferred stock authorized under Article Third of the Articles of Incorporation, the Corporation shall have the authority to issue 300,000 shares designated as Series A Preferred Stock, $10.00 Face Value, $.001 par value per share (“Series A Preferred Stock”), upon the terms, conditions, rights, preferences and limitations set forth herein.

2.           Rights, Preferences and Limitations.  The relative rights, preferences and limitations of Series A Preferred Stock are as follows:

(a)           Rank.  The Series A Preferred Stock shall rank (i) senior to all of the Common Stock, par value $.001 per share (“Common Stock”); (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, “Junior Securities”; (iv) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

(b)           Dividends.  The holders of record of Series A Preferred Stock (a “Holder”) shall be entitled to receive, only when, as and if declared by the Board of Directors, dividends paid in cash or shares of Common Stock, at the option of the Corporation, unless earlier converted.  Stock dividends shall be payable at the annual rate of eight (8%) percent if paid in cash, or $0.80 per share, or twelve (12%) percent if paid in Common Stock, or $1.20 per share.  In the event the dividend is paid in shares of Common Stock, the number of shares to be issued will be determined by dividing the dividend payable by the price of the Common Stock which shall be the ten (10) day Average Closing Price on the principal securities exchange on which the Corporation’s securities are then traded. The initial dividend paid after the date of original issuance of any shares or fractions of a share of Common Stock shall accrue from such date of issuance on a pro rata basis.  Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates, once per annum, from the date of issuance, as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  Notwithstanding the foregoing, in the event of a mandatory conversion by the Corporation, pursuant to subsection (c)(ii) below, prior to the payment of the first year of dividends, the Corporation shall nevertheless pay the Holder such dividends equal to what the Holder was to receive for the first full year from the date of issuance. If the dividend on the Series A Preferred Stock, shall have been declared, but not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other series of Preferred Stock of the Corporation ranking, as to dividends or distributions of assets on liquidation, dissolution or winding up of Corporation, junior to the Series A Preferred  Stock other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock.  When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any other Preferred Stock ranking on a parity as to payment of dividends with this Series A Preferred Stock, all dividends declared upon this series and any other Preferred Stock ranking on a parity as to dividends with this series shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other Preferred Stock bear to each other.  Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

(c)            a)           Conversion by a Holder.  Upon the election of a Holder at any time after issuance thereof, each share of Series A Preferred Stock shall be convertible, subject to adjustment as described below, at the option of the Holder into ten (10) shares of Common Stock of the Corporation, equal to (a) the Face Value of such share of Series A Preferred Stock divided by (b) a per share price of the Common Stock of $1.00 per share (the “Conversion Price”). The Conversion Price is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner hereinafter set forth in subsection (g) below.

(ii)           Conversion by the Corporation.  Each Share of Series A Preferred Stock not previously converted by the Holder under Subsection (i) above, shall automatically be converted into Common Stock of the Corporation at the then effective Conversion Price upon the first to occur of: (i) the fourth anniversary date of the issuance of the Series A Preferred Stock, or (ii) the closing price of the Corporation's Common Stock trades at least $3.00 per share for sixty (60) consecutive calendar days.  The Corporation will continue paying dividends on shares of Series A Preferred Stock through the conversion date.

(iii)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors in good faith.  Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Series A Preferred Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give forty-five (45) days’ prior written notice to the Corporation at such office that he elects to convert the same, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Series A Preferred Stock, issue and deliver at such office to such holder of Series A Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid.  Conversions shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv)           Adjustment to Conversion Price for Stock Dividends, Stock Splits and Combinations.  In the event the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, in the event the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment pursuant to this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v)           Reservation of Shares.  The Corporation shall at all times reserve out its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  All shares of Common Stock issued upon due conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(vi)           Rights Upon Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(d)           Voting Rights.  Except as provided by law or by the other provisions of this Certificate, the shares of Series A Preferred Stock shall entitle the holder to vote on an as converted basis together with the holders of Common Stock is one class.

The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided, however, the Corporation may at any time without the vote or consent of the stockholders of the Series A Preferred Stock or any other stockholder amend the Series A Certificate of Designation to increase or reduce the number of shares designated thereunder so long as any reduction does not result in the designation of less Series A Preferred Stock than is issued and outstanding at the time of the reduction.

So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock: (i) create any new class or series of stock having a preference over or rank pari passu with the Series A Preferred Stock with respect to Distributions; (ii) dissolve the Corporation or effectuate a liquidation; (iii) enter into any agreement for, or consummate, any merger, recapitalization, reclassification, sale of all or substantially all of the assets of the Corporation, or any acquisition of the stock or assets of another entity; (iv) alter, amend or repeal, the Certificate of Incorporation or By-laws of the Corporation, in a manner that would adversely affect the voting power of the Series A Preferred Stock or any other rights or privileges of the holders of the Series A Preferred Stock; (v) directly or indirectly pay or declare any dividend, make any distribution upon, redeem or repurchase any shares of capital stock (except a dividend on, or distribution upon, the Series A Preferred Stock); or agree to any provision in any agreement that would impose any restriction on the Corporation’s ability to honor the exercise of any rights of the holders of the Series A Preferred Stock; or (vi) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

In the event that the Holders of at least a majority of the outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to the terms hereof, then the Company will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alterations or change (the “Dissenting Holders”) and  the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Shares pursuant to the terms hereof as such terms existed prior to such alteration or change, or to continue to hold such Preferred Stock as so modified.  No such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Series A Preferred Stock then outstanding.

(e)           Preemptive Rights.  Holders of Series A Preferred Stock shall have no preemptive rights.

(f)           Liquidation Rights.  Upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, each Holder of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distribution of securities required by Certificate of Incorporation in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and pari passu with any distribution of Parity Securities, an amount equal to $10.00 per share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares before any payments shall be made or any assets distributed to holders of any class of Common Stock.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series A Preferred Stock  the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series A Preferred Stock. All assets remaining thereafter shall then be distributed pari passu, to all the holders of the Series A Preferred Stock (on the basis as if all outstanding shares of Series A Preferred Stock had been converted into Common Stock) and Common Stock.

(g)           Anti-Dilution.

(i)          Adjustment for Dividends, Stock Splits and Combinations.  If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, then the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased.  Any such adjustment to the Conversion Price shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(ii)          Adjustments for Other Dividends.  If the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period with respect to the rights of the holders of Series A Preferred Stock.

(iii)          Merger or Sale of Assets.  A reorganization of any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Sub-Section (g), and the Series A Preferred Stock shall be entitled only to (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the NRS and (iii) the rights contained in other Sections hereof.  The shares of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Preferred Stock into Common Stock.  The provisions of this section shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(h)           Reservation of Shares.  The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  All shares of Common Stock when issued upon conversion of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(i)           Rights Upon Conversion.  All Series A Preferred Stock which shall have been converted into shares of Common Stock as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Series A Preferred Stock, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(j)           Miscellaneous.

(ii)            Transfer of Preferred Shares.  Upon notice to the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Series A Preferred Stock to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration threunder.  From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder.  Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Stock that is the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(ii)            Notices.  Any notice, demand or request required or permitted to be given by the Corporation or a Holder shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (immediately followed by written confirmation delivered according to another mechanism provided by this section), unless such delivery is made on a day that is not a Trading Day, (ii) on the next Trading Day after timely delivery to an overnight courier and (iii) on the Trading Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Corporation:

Blue Earth, Inc.
2298 Horizon Ridge Parkway, Suite 205
Henderson, NV 89052
Tel: (702) 263-1808
Fax: (702) 263-1824

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

(iii)            Remedies.   The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).  The Corporation acknowledges that a material breach by it of its obligations hereunder may cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to seek an injunction retraining any breach, without the necessity of showing economic loss and without any bond or other security or indemnity being required.

(iv)            Failure of Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

(v)            Redemption.                      The Series A Preferred Stock shall not be redeemable.

The Certificate of Designation herein certified has been duly adopted in accordance with the provisions of NRS 78.1955 of the State of  Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its President and attested to by its Secretary this 27 day of  September, 2011.

/s/ Johnny R. Thomas
Johnny R. Thomas, President, CEO

/s/ John C. Francis
John C. Francis, Secretary